Exhibit (d)(29)

Schedule A

Trusts and Portfolios Covered by the

Master International Fixed-Income Research Agreement

Dated as of March 5, 2010

Between

FIL Investment Advisors

and

Fidelity Investments Money Management, Inc.

Name of Trust	Name of Portfolio	Effective Date
Fidelity Rutland Square Trust II	Strategic Advisers Core Income Fund	03/05/10

Agreed and Accepted
as of March 5, 2010

FIL Investment Advisors

By: /s/ Allan Pelvang

Name: Allan Pelvang

Title: Director

Fidelity Investments Money Management, Inc.

By: /s/ JS Wynant

Name: JS Wynant

Title: Treasurer